UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

The Securities Exchange Act of 1934 (Amendment No. 1)

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☒	Definitive Proxy Statement

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Westamerica Bancorporation

(Name of Registrant as Specified in Its Charter)

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1108 Fifth Avenue
San Rafael, California 94901

AMENDMENT TO THE PROXY STATEMENT

FOR THE 2022 ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON APRIL 28, 2022

On March 18, 2022, Westamerica Bancorporation filed with the Securities and Exchange Commission its definitive proxy statement for the 2022 Annual Meeting of Shareholders to be held on April 28, 2022 (the "Proxy Statement"). We are amending the Proxy Statement in order to correct the amount of 2021 Non-Stock Incentive Plan Compensation and total compensation for our Chairman, President and Chief Executive Officer and total compensation for other executive officers for 2019 and 2020, which were incorrectly stated in the Summary Compensation Table, and to correct the calculation of the Chief Executive Officer Pay Ratio resulting from such changes.

No other changes have been made to the Proxy Statement, and this Amendment has not been updated to reflect events occurring subsequent to the filing of the Proxy Statement. Capitalized terms used in this Amendment and not otherwise defined have the meaning given to such terms in the Proxy Statement.

The Proxy Statement contains important information, and this Amendment and the information set forth below should be read in conjunction with the Proxy Statement.

CHANGES TO PROXY STATEMENT

The subsections titled “Summary Compensation” and “Pay Ratio Disclosure” beginning on pages 26 and 27, respectively, of the Proxy Statement are amended in their entirety as follows:

Summary Compensation

The following table sets forth summary compensation information for the chief executive officer, chief financial officer and each of the other three most highly compensated executive officers for the fiscal years ending December 31, 2021, 2020, and 2019. These persons are referred to as named executive officers elsewhere in this Proxy Statement.

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Summary Compensation Table For Fiscal Year 2021
Name / Position	Year	Salary	Stock Awards(1)	Option Awards(2)	Non-Stock Incentive Plan Compensation(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(4)	All Other Compensation(5)	TOTAL
David L. Payne	2021	$371,000	$—	$—	$350,000	$—	$29,563	$750,563
Chairman,	2020	371,000	—	—	300,000	—	27,807	698,807
President & CEO	2019	371,000	—	—	300,000	—	24,274	695,274
Jesse Leavitt	2021	135,000	30,252	92,250	45,100	—	18,273	320,875
SVP & Chief	2020	135,000	—	—	43,500	—	9,252	187,752
Financial Officer	2019	106,875	—	—	15,000	—	4,224	126,099
John "Robert" A. Thorson	2021	149,000	123,864	130,500	136,600	66,657	32,511	639,132
SVP & Treasury	2020	149,000	129,500	171,936	134,000	79,609	31,469	695,514
Division Manager	2019	149,000	124,718	216,028	163,200	23,955	32,405	709,306
Russell W. Rizzardi	2021	120,960	100,461	105,750	66,000	—	10,939	404,110
SVP/Credit Administrator	2020	120,960	104,928	138,240	64,400	—	10,455	438,983
Division Manager	2019	120,960	101,529	175,268	66,800	—	9,050	473,607
Brian Donohoe	2021	130,008	108,452	113,250	87,100	—	37,375	476,185
SVP/Operations & Systems	2020	130,008	83,677	106,272	86,000	—	29,422	435,379
Division Manager	2019	120,000	—	55,026	49,400	—	2,605	227,031

(1) Stock Awards represent RPS shares as described in the Compensation Discussion & Analysis. The amounts shown represent the aggregate grant date fair market value computed in accordance with FASB ASC Topic 718. For further information, see Note 1 to the Company's audited financial statements for the year ended December 31, 2021 included in the Company's Annual Report on Form 10-K.

(2) Option awards represent Nonqualified Stock Options as described in the Compensation Discussion & Analysis. The amounts shown represent the aggregate grant date fair market value computed in accordance with FASB ASC Topic 718. For further information, see Note 1 to the Company's audited financial statements for the year ended December 31, 2021 included in the Company's Annual Report on Form 10-K.

(3) The amounts shown are non-equity incentive compensation only. No interest or other form of earnings was paid on the compensation.

(4) The amounts include interest paid on deferred cash compensation to the extent the interest exceeds 120% of the long-term Applicable Federal Rates with compounding. The Company has no defined benefit pension plan. Mr. Payne has a pension agreement, which is discussed under “Pension Benefits for Fiscal Year 2021.”

(5) Each of the above-named executive officers received less than $10,000 of aggregate perquisites and personal benefits, except for Mr. Donohoe who received a car allowance of $12,000. All other compensation includes Company contributions to defined contribution plans (ESOP and Deferred Profit Sharing), and amounts added to taxable wages using IRS tables for the cost of providing group term life insurance coverage that is more than the cost of $50,000 of coverage. It also includes the dollar value of the benefit to Mr. Payne for the portion of the premium payable by the Company with respect to a split dollar life insurance policy (projected on an actuarial basis), and a bonus paid to Mr. Payne in the amount of his portion of the split dollar life insurance premium.

Based on the compensation disclosed in the Summary Compensation Table, approximately 35% of total compensation comes from base salaries. See Compensation Discussion and Analysis for more details.

Pay Ratio Disclosure. In August 2015 pursuant to a mandate of the Dodd-Frank Wall Street Reform and Consumer Protection Act, the Securities and Exchange Commission adopted a rule requiring annual disclosure of the ratio of the median employee’s annual total compensation to the total annual compensation of the principal executive officer (“PEO”). The Company’s PEO is Mr. Payne.

Median Employee total annual compensation	35,351
Mr. Payne total annual compensation	750,563
Ratio of PEO to Median Employee Compensation	21.2:1.0

In determining the median employee total annual compensation, the Company prepared a census of all employees as of December 31, 2021, except the PEO, with compensation annualized for those employees hired in 2021. For simplicity, the value of benefits provided by the Company’s qualified retirement plans and welfare benefit plans were excluded from the determination of total annual compensation as all employees are offered the same benefit programs.

April 8, 2022